As filed with the Securities and Exchange Commission on May 14, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUAKER CHEMICAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-0993790
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Quaker Park, 901 E. Hector Street Conshohocken, Pennsylvania	19428-2380
(Address of Principal Executive Offices)	(Zip Code)

Quaker Houghton
2024 Long-Term Performance Incentive Plan
(Full Title of the Plan)

Robert T. Traub
Senior Vice President, General Counsel and Corporate Secretary
Quaker Chemical Corporation
901 E. Hector Street
Conshohocken, Pennsylvania 19428-2380
Phone Number: (610) 832-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:
F. Douglas Raymond
Elizabeth A. Diffley
Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
(215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), registers 900,000 shares of Common Stock, par value $1.00 per share (the “Shares”), of Quaker Chemical Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) to be issued pursuant to the Quaker Houghton 2024 Long-Term Performance Incentive Plan, which amends and restates the Registrant’s 2016 Long-Term Performance Incentive Plan (the “Restated Plan”).
The Restated Plan was approved by the shareholders of the Registrant on May 8, 2024. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on May 9, 2016 (File No. 333-211238) to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Restated Plan, as specified by Rule 428(b)(1) under the Securities Act. These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof:
1.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended by that Amendment No.1 to the Registrant’s Annual Report on Form 10-K/A, filed on March 14, 2024;
2.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;
3.The Registrant’s Current Reports on Form 8-K, filed on May 9, 2024; and
4.The description of the Registrant’s Common Stock, par value $1.00 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 2, 1996, updated by Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, including all amendments and reports filed for the purpose of updating that description.
All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interest of Named Experts and Counsel.
Not Applicable.

Item 6.    Indemnification of Directors and Officers.
Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.
Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In general, a business corporation’s power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification must have been adjudged to be liable to the corporation unless and only to the extent it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation shall indemnify directors and officers against expenses they actually and reasonably incur in defending actions against them in such capacities to the extent they are successful on the merits or otherwise in the defense of such actions.
Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper because the director or officer met the applicable standard of conduct, and such determination must be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.
Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a business corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation.
Section 1746 of the PBCL grants a business corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL. The Registrant currently maintains directors and officers liability insurance on behalf of its directors and officers.
Section 1748 applies the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division.
Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person. Any elimination or impairment of the right to indemnification will apply only prospectively unless the Registrant’s Amended and Restated Articles of Incorporation or Amended and Restated by-laws (“By-laws”) expressly authorize a retroactive amendment.
Section 7.1 of the Registrant’s By-laws provide that the Registrant will indemnify and held harmless its directors and officers to the fullest extent and manner authorized or permitted by the laws of the Commonwealth of Pennsylvania against all expense, liability and loss reasonably incurred or suffered by such persons in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer; provided, however, the Registrant will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. Where the laws have been amended, such amendment will be applicable only to the extent it allows the Registrant to provide broader indemnification rights than the law allowed the Registrant to provide prior to the amendment. The Registrant will not indemnify a director or officer if a determination is reasonably and promptly made that grounds exist for denying indemnification under the By-laws or under applicable law.
Item 7.    Exemption from Registration Claimed.
Not Applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit

4.1	The Quaker Houghton 2024 Long-Term Performance Incentive Plan. Incorporated herein by reference to Exhibit 10.1 as filed by the Registrant within its Current Report on Form 8-K on May 9, 2024.

4.2
Registration Rights, dated August 1, 2019, issued to certain members of the management of Global Houghton Ltd. and Gulf Houghton Lubricants, Ltd. by Quaker Chemical Corporation. Incorporated by reference to Exhibit 4.5 as filed by Registrant on Form S-3 on August 29, 2019.

5.1*	Legal Opinion of Faegre Drinker Biddle & Reath LLP.

23.1*	Consent of Faegre Drinker Biddle & Reath LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included as part of the signature page hereto).

107.1*	Filing Fee Table.

*	Filed herewith.
Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act , the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania on May 14, 2024.

QUAKER CHEMICAL CORPORATION
Registrant

By:	/s/ Robert T. Traub

Robert T. Traub
Vice President, General Counsel and Corporate Secretary
Each person whose signature appears below constitutes and appoints Robert T. Traub and Andrew E. Tometich, and each of them, as such person’s true and lawful attorneys-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Date

/s/ ANDREW E. TOMETICH	Chief Executive Officer and President	May 14, 2024
Andrew E. Tometich	Principal Executive Officer and Director

/s/ SHANE W. HOSTETTER	Executive Vice President, Chief Financial Officer	May 14, 2024
Shane W. Hostetter	Principal Financial Officer

/s/ JEFFREY J. KUTZ	Vice President, Chief Accounting Officer	May 14, 2024
Jeffrey J. Kutz	Principal Accounting Officer

/s/ MICHAEL F. BARRY	Director, Non-Executive Chair of the Board	May 14, 2024
Michael F. Barry

/s/ RUSSELL R. SHALLER	Director	May 14, 2024
Russell R. Shaller

/s/ CHARLOTTE C. HENRY	Director	May 14, 2024
Charlotte C. Henry

/s/ MARK A. DOUGLAS	Director	May 14, 2024
Mark A. Douglas

/s/ JEFFRY D. FRISBY	Director	May 14, 2024
Jeffry D. Frisby

/s/ WILLIAM H. OSBORNE	Director	May 14, 2024
William H. Osborne

/s/ FAY WEST	Director	May 14, 2024
Fay West

/s/ SANJAY HINDUJA	Director	May 14, 2024
Sanjay Hinduja

/s/ RAMASWAMI SESHASAYEE	Director	May 14, 2024
Ramaswami Seshasayee